EXHIBIT 11

                    INTERSTATE BAKERIES CORPORATION
          SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (000's EXCEPT PER SHARE DATA)


                                                 Twelve Weeks Ended
                                               -----------------------
                                               August 26,   August 20,
                                                  1995         1994
                                               ----------   ----------

Net income                                      $ 5,726      $ 5,886
                                                =======      =======

Weighted average common shares
 outstanding                                     26,489       19,642
Dilutive stock options                              253           45
                                                -------      -------
Weighted average common and common
 equivalent shares outstanding                   26,742       19,687
                                                =======      =======

Earnings per share                              $   .21      $   .30
                                                =======      =======